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                                                                      EXHIBIT 12

                         ANADARKO PETROLEUM CORPORATION

                CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS
                   OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 1994

                                                              YEARS ENDED DECEMBER 31
                                                 -------------------------------------------------
                   thousands                      1994       1993      1992      1991       1990
                                                 -------   --------   -------   -------   --------
Gross Income                                     $96,361   $106,824   $68,311   $75,431   $119,363
Rentals                                            2,814      3,069     2,737     2,043      1,688
                                                 -------   --------   -------   -------   --------
Earnings                                          99,175    109,893    71,048    77,474    121,051
                                                 -------   --------   -------   -------   --------
Gross Interest Expense                            41,635     38,000    36,620    36,829     42,903
Rentals                                            2,814      3,069     2,737     2,043      1,688
                                                 -------   --------   -------   -------   --------
Fixed Charges                                    $44,449   $ 41,069   $39,357   $38,872   $ 44,591
                                                 -------   --------   -------   -------   --------
Ratio of Earnings to Fixed Charges                  2.23       2.68      1.81      1.99       2.71
                                                 -------   --------   -------   -------   --------

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals.
     During the five years ended December 31, 1994, there were no shares of preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years is the same as the ratio of earnings to fixed charges.